SUBADVISORY AGREEMENT

                       FRANKLIN GLOBAL TRUST


      THIS SUBADVISORY AGREEMENT made as of the 1st day of August 2003, by and between FIDUCIARY INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of New York (hereinafter called "FII"), and FRANKLIN ADVISERS, INC., a California corporation (hereinafter called "FAV").

                           W I T N E S S E T H

      WHEREAS, FII and FAV are each registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

      WHEREAS, FII has been retained to render investment advisory services to FIDUCIARY HIGH INCOME FUND (the "Fund"), a series of Franklin Global Trust (the "Trust"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, FII desires to retain FAV to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FAV is interested in furnishing said services.

      NOW,  THEREFORE,  in  consideration  of the covenants and the
mutual  promises   hereinafter  set  forth,   the  parties  hereto,
intending to be legally bound hereby, mutually agree as follows:

      1. FII hereby retains FAV and FAV hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

           (a) Subject to the overall policies, control, direction and review of the Trust's Board of Trustees (the "Board") and to the instructions and supervision of FII, FAV will provide a continuous investment program for the Fund, including allocation of the Fund's assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund. So long as the Board and FII determine, on no less frequently than an annual basis, to grant the necessary delegated authority to FAV, and subject to paragraph (b) below, FAV will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund except that orders regarding U.S. domiciled securities and money market instruments may also be placed on behalf of the Fund by FII.

           (b) In performing these services, FAV shall adhere to the Fund's investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional
Information, and in the Trust's Declaration of Trust, and to the investment guidelines most recently established by FII and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

           (c) Unless otherwise instructed by FII or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FII or by the Board, FAV shall report daily all transactions effected by FAV on behalf of the Fund to FII and to other entities as reasonably directed by FII or the Board.

           (d) FAV shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. FAV shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

           (e) In carrying out its duties hereunder, FAV shall comply with all reasonable instructions of the Fund or FII in connection therewith. Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FAV.

      2. In performing the services described above, FAV shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FAV may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FAV shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

      3. (a) FAV shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FII or the Fund in any way, or in any way be deemed an agent for FII or the Fund.

           (b) It is understood that the services provided by FAV are not to be deemed exclusive. FII acknowledges that FAV may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, ("Clients") which may invest in the same type of securities as the Fund. FII agrees that FAV may give advice or exercise investment responsibility and take such other action with respect to such Clients that may differ from advice given or the timing or nature of action taken with respect to the Fund.

      4. FAV agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

      5. FII has furnished or will furnish to FAV as soon as available copies properly certified or authenticated of each of the following documents:

           (a) the Trust's Declaration of Trust, as filed with the Secretary of State of the State of Delaware on September 26, 2000, and any other organizational documents and all amendments thereto or restatements thereof;

           (b)  resolutions   of  the  Trust's  Board  of  Trustees
authorizing the appointment of FAV and approving this Agreement;

           (c) the Trust's original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

           (d) the Trust's current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

           (e) the Fund's most recent Prospectus and Statement of Additional Information; and

           (f) the Investment Advisory Agreement between the Fund and FII.

FII  will  furnish  FAV  with  copies  of  all   amendments  of  or
supplements to the foregoing documents.

      6. FAV will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FAV may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

      7. (a) FII shall pay a monthly fee in cash to FAV based upon a percentage of the value of the Fund's net assets, calculated as set forth below as compensation for the services rendered and obligations assumed by FAV, during the preceding month, on the first business day of the month in each year.

           (b) For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as that Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The rate of the monthly fee payable to FAV shall be calculated daily at the following annual rate:

                0.30% of the average daily net assets of the Fund.

           (c) If the management fee due under the investment advisory agreement between FII and the Trust on behalf of the Fund (the Advisory Agreement) is voluntarily reduced or waived by FII, the fee due to FAV pursuant to this Agreement shall be adjusted so that it is in the same proportion to such fee reduced or waived by FII as the fee provided in Paragraph 7(b) above, of this Agreement is to the fee due to FII provided for in the Advisory Agreement.

           (d) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

      8. Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

      9. (a) In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties hereunder on the part of FAV, neither FAV nor any of its directors, officers, employees or affiliates shall be subject to liability to FII or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

           (b) Notwithstanding paragraph 9(a), to the extent that FII is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, by order that cannot be appealed or with respect to which no appeal was undertaken, to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by FAV pursuant to authority delegated to FAV as described in Paragraph 1(a), FAV shall indemnify and save FII and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

           (c) No provision of this Agreement shall be construed to protect any director or officer of FII or FAV from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

      10. During the term of this Agreement, FAV will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FII will be responsible for all of their respective expenses and liabilities.

      11. This Agreement shall be effective as of the date given above, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and
(ii) with respect to the Fund, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

12. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty
    (60) days' written notice to FII and FAV and by FII or FAV upon sixty (60) days' written notice to the other party.

      13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between FII and the Fund.

      14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FAV hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, copies of any of such records upon the Fund's request. FAV further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      15. This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FII and FAV.

      16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

      17.  The   terms   "majority   of  the   outstanding   voting
securities" of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

      18. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York of the United States of America.

      19. FAV acknowledges that it has received notice of and accepts the limitations of the Trust's liability as set forth in its Agreement and Declaration of Trust. FAV agrees that the Trust's obligations hereunder shall be limited to the assets of the Fund, and that FAV shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

      IN WITNESS  WHEREOF,  the  parties  hereto  have  caused this
Agreement   to  be  duly   executed  and  attested  by  their  duly
authorized officers.


FIDUCIARY INTERNATIONAL, INC.


By:  /s/ WILLIAM Y. YUN
      William Y. Yun
      Vice President



FRANKLIN ADVISERS, INC.


By:  /s/ MARTIN L. FLANAGAN
      Martin L. Flanagan
      President



Fiduciary High Income Fund hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.


FRANKLIN GLOBAL TRUST on behalf of
FIDUCIARY HIGH INCOME FUND


By:  __________________________
      Murray L. Simpson
      Vice President & Secretary